Dechert LLP 1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

September 28, 2026

Nuveen Investment Funds, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Dear Ladies and Gentlemen:

We have acted as counsel for Nuveen Investment Funds, Inc. (the “Corporation ”), a Maryland corporation duly organized and validly existing under the laws of the State of Maryland, in connection with Post-Effective Amendment No. 280 to the Corporation’s Registration Statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Corporation of the number of authorized shares of capital stock under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Corporation’s Amended and Restated Articles of Incorporation and its Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the authorized shares of capital stock of the Corporation’s series proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Corporation’s Registration Statement to be dated on or about September 28, 2026 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP